Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-250131 on Form S-4 of our reports dated February 20, 2020 relating to the financial statements of CIT Group Inc. and the effectiveness of CIT Group Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CIT Group Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
December 21, 2020